Clearwater Ventures, Inc.

Description of oral arrangement with Tuston Brown re: office space

Tuston Brown, the sole officer and director of Clearwater Ventures, Inc. (the “Company”), has agreed to provide the Company with office space in his personal residence without charge. There is no legally binding obligation for Mr. Brown to continue this arrangement. The Company and Mr. Brown anticipate that the Company will use Mr. Brown’s residence for office space until such time as the Company is able to begin commercial production of its “Pool Guardian” product.